PRIVILEGED & CONFIDENTIAL

December 26, 2013

Mr. Harry Bagot

US Fuels Corporation

277 White Horse Pike

Ste.200

Atco, N.J. 08004

Dear Mr. Bagot:

I am pleased to submit this proposal for consulting services to US Fuels Corporation (“Client”). This proposal sets the procedures and terms and conditions for engagement of consulting services (the “Services”) to be performed by me (“Consultant”) in connection with US Fuels Corporation’s proposed FT-refinery.

SCOPE OF SERVICES

The Client is developing a project with a nominal capacity of 1,000 BPD of liquid transportation fuels (naphtha, jet fuel and diesel), to be constructed in distinct Phases, on sites yet to be determined.

Subject to further discussion with Client, the Services will include the following:

Standards of Performance

All work performed shall be performed by Consultant in a prudent, cost-effective, professional, efficient and timely manner in accordance with all applicable legal requirements and laws applicable to it.

Development Services

During the Development Term of this Agreement, and at the direction of the Client, Consultant shall perform and/or coordinate and manage the development services for the Project including the following services (collectively, the “Development Services”):

(a) Lobbying; Regulatory; Permits. Consultant shall consult with Client and manage the Project’s regulatory and lobbying affairs, including (i) the preparation and approval of permits, licenses and filings, (ii) the maintenance and monitoring of compliance of all applicable regulatory requirements, (iii) the preparation and timely submission to the appropriate governmental authority of all required reports and forms; and (iv) the performance of all ministerial or administrative acts necessary for the timely issuance and continued effectiveness of all governmental actions.

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(b) Project Contracts. Consultant shall negotiate, administer, and manage all Project contracts that are necessary for, or benefit, the development of the Project, including contracts for the front end engineering and design (FEED), feedstock supply, product offtake, and permitting and other as directed by the Client.

(c) Legal. Consultant shall supply, with client’s approval of counsel, legal support in connection with the development work and will assist Client in retaining necessary legal services and expertise as required from time to time.

(d) Site Evaluation. Consultant shall evaluate the site and/or utility easements to determine the feasibility of the proposed work. Consultant shall work with Client to conduct all public meetings that are required to site and permit the Project or easements.

(e) Budgeting; Scheduling Financing. Consultant shall prepare a Project development budget, and development schedule which shall include, among other things, procedures for execution of construction, quality control systems, and communications. Consultant shall also coordinated and assist the Client in negotiating any necessary debt, equity and/or lease financing.

(f) Public Relations; Marketing. Consultant shall be responsible for preparing and coordinating press releases, communication, advertising and/or marketing with respect to the Project, subject to review and approval by client’s SEC counsel.

(g) Insurance. Consultant shall assist Client in determining insurance needs and negotiating policies with insurance companies.

FEES & EXPENSES

The professional fee quoted is based on my estimate of the complexity of the assignment, as determined from the information available to me at this time. Based on my understanding of Client’s requirements, the fee for this engagement as described above would be $12,500.00/month and reasonable out-of-pocket expenses. Alternate methods of payment as mutually agreed between parties may be used.

Consultant will be paid $50,000.00 and 5 million shares of US Fuel unrestricted stock with signature of this agreement, which shall vest immediately as compensation for technology, related work papers, pro forma, business plans, and financial model(s) developed on behalf of or at the direction of US FUEL in accordance with this Consulting Agreement, in addition to a commitment for five years of service and designation, for purposes of the SEC, as an affiliate.

Consultant shall, on the first and fifteenth of each calendar month, present to the CEO or other designee, an invoice for services rendered during the previous period. Each invoice shall contain reasonable detail of the Consultants activities and a breakdown of expense categories.

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Payment

Payment is due on receipt of each invoice, Client shall pay to Consultant by wire transfer payment in immediately available funds in the amount due Consultant as set forth on such monthly invoice.

The Consultant understands and agrees that the Consultant fee may be paid in lumps as funding is received. Additionally, any consulting fees due and owing for one calendar year may be converted to stock payment, with the value of stock assessed on a 50 day moving average as of the time the obligation became due. Said request to convert from monetary payment to stock payment must be made in writing to the CEO of the Client.

Success Fees

(a)	FEED funding. Once funds are received to begin the Front End Engineering and Design, the Client shall pay to Consultant a $50,000 and one million shares of unrestricted US Fuel stock
(b)	Project Funding. On the Financial Closing Date, Client shall pay to Consultant a two hundred fifty thousand dollar ($250,000) success fee, and two million shares of unrestricted US Fuel stock
(c)	Commercial Operation. On the Date of Plant Commissioning and commencement of commercial operations, Client shall pay to Consultant a two hundred fifty thousand dollar ($250,000) success fee, and two million shares of unrestricted US Fuel stock

No direct expenses will be charged without the written consent of the Client.

Consultant agrees that his status may be changed from Consultant to Chief Operating Officer, at a time to be determined by the CEO, with the appropriate board resolution and/or when a policy of E&O insurance is procured, and agrees to same, with the understanding that at that time, an Employment Agreement will be entered into, and this Consulting Agreement shall become null and void. However, all rights and obligations of Consultant and Client in terms of payment and delivery or technology shall survive.

With the execution of this agreement, Consultant understands and agrees to accept the proposed position of COO at same said rate of compensation as agreed upon in said Consulting Agreement, and to continue to provide the services agreed upon in this Agreement and any others which might be required as a result of Consultants assumption of the position of COO.

These services are subject to the attached “General Business Terms and Conditions”.

I look forward to working with you. If you are in agreement with the above, please send a scan (PDF preferred) of the signed document to cracon5@gmail.com or return an original to Consultant’s office at the following address:

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Best Regards

The signature below indicates acceptance of this engagement letter, including the attached General Business Terms and Conditions.

Signature _____________________ Title _______________________

Name _____________________ Date _______________________

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GENERAL BUSINESS TERMS & CONDITIONS

1.	Services.

a.	It is understood and agreed that Consultant services as described in the engagement letter or proposal document to which this is appended may include advice, opinions or recommendations, but all decisions in connection with the implementation of such advice, opinions, or recommendations shall be the responsibility of, and made by, Client as defined in the engagement letter.
b.	Consultant shall be entitled to assume, without independent verification, the accuracy of all information and data that the Client and any of its representatives provide to Consultant. Consultant may use information and data furnished by others if Consultant in good faith believes such information and data to be reliable; however, Consultant shall not be responsible for, and Consultant shall provide no assurance regarding, the accuracy of any such information or data.
c.	Consultant, by reason of the services, is not required to furnish additional work or services, or to give testimony, or to be in attendance in court with reference to the assets, properties, or business interests in question or to update any report, analysis or other documents relating to it’s services for any events or circumstances occurring subsequent to the date of such report, analysis or other documents unless arrangements acceptable to Consultant have been separately agreed upon with the Client.

2.	Payment of Invoices. Properly submitted invoices upon which payment is not received within thirty (30) days of the Client’s receipt of written invoice shall accrue a late charge of the lesser of (i) 1.5% per month or (ii) the highest rate allowable by law, in each case compounded monthly to the extent allowable by law. Without limiting its rights or remedies, Consultant shall have the right to halt or terminate its services entirely if payment is not received within fifteen (15) days of the invoice date. The Consultant understands and agrees that the Consultant fee may be paid in lumps as funding is received. Additionally, any consulting fees due and owing for one calendar year may be converted to stock payment, with the value of stock assessed on a 50 day moving average as of the time the obligation became due. Said request to convert from monetary payment to stock payment must be made in writing to the CEO of the Client.

3.	Term. Unless terminated sooner in accordance with its terms, this engagement shall terminate on the completion of Consultant’s services hereunder. This engagement may be terminated by either party at any time by giving written notice to the other party not less than (30) calendar days before the date of termination. In the event of termination by the Client pursuant to this paragraph, Consultant shall be entitled to payment in full for fees and expenses in connection with services provided prior to the effective date of termination.

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4.	Ownership. Upon full and final payment to Consultant hereunder, the tangible items specified as deliverables or work product in the engagement letter to which these terms are attached (the “Deliverables”) shall become the property of the Client. However, Consultant agrees that upon payment of agreed upon initial 5 million shares of stock and payment of $50,000.00, as outlined in the Consulting Agreement, any and all technology, related work papers, pro forma, business plans, and financial model(s) developed on behalf of or at the direction of US Fuel in accordance with this Consulting Agreement become the sole property of US Fuel without regard to any outstanding balances owed to Consultant under the Consultant Agreement.

5.	Limitation on Warranties. This is a services engagement. Consultant warrants that it shall perform services hereunder in good faith in accordance with generally accepted industry standards. Consultant disclaims all other warranties, either express or implied, including, without limitation, warranties of merchantability and fitness for a particular purpose.

6.	Limitation on Damages and Indemnification.

a.	The Client agrees that Consultant and its sub-contractors, if any, shall not be liable to the Client for any claims, liabilities, or expenses relating to this engagement for an aggregate amount in excess of the fees paid by the Client to Consultant pursuant to this engagement, except to the extent finally judicially determined to have resulted from the gross negligence, bad faith or intentional misconduct of Consultant.
b.	The Client shall indemnify and hold harmless Consultant and its sub-contractors from all claims, liabilities, and expenses relating to this engagement, except to the extent finally judicially determined to have resulted from the gross negligence, bad faith or intentional misconduct of Consultant.
c.	The provisions of this Paragraph and Paragraphs 9 shall apply to the fullest extent of the law, whether in contract, statute, tort (such as negligence), or otherwise. In circumstances where all or any portion of the provisions of this Paragraph are finally judicially determined to be unavailable, Consultant’s aggregate liability for any claims, liabilities, or expenses relating to this engagement shall not exceed an amount which is proportional to the relative fault that Consultant’s conduct bears to all other conduct giving rise to such claims, liabilities, or expenses.

7.	Cooperation. The Client shall cooperate with Consultant in the performance by Consultant of its services hereunder, including, without limitation, providing Consultant with reasonable personnel support and timely access to data, information and personnel of the Client. The Client shall be responsible for the performance of its personnel and agents and for the accuracy and completeness of all data and information provided to Consultant for purposes of the performance by Consultant of its services hereunder.

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8.	Force Majeure. Consultant shall not be liable for any delays or non-performance resulting from circumstances or causes beyond its reasonable control, including, without limitation, acts or omissions or the failure to cooperate by the Client (including, without limitation, entities or individuals under its control, or any of their respective officers, directors, employees, or other personnel and agent), acts or omissions of the failure to cooperate by any third party, fire of other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

9.	Limitation on Actions. No action, regardless of form, relating to this engagement, may be brought by either party more than two years after the cause of action has accrued, except (1) that an action for non-payment may be brought by a party not later than one year following the date of the last payment due to such party hereunder, and (2) this Section 9 shall be inapplicable with respect to an action pertaining to gross negligence, willful misconduct or bad faith.

10.	Independent Consultant. It is understood and agreed that each of the parties hereto is an independent Consultant and that neither party is, nor shall be considered to be, an agent, distributor, partner, fiduciary or representative of the other, until such time as Consultant is named as COO of Client. Neither party shall act or represent itself, directly or by implication, in any such capacity in respect of the other or in any manner assume or create any obligation on behalf of, or in the name of the other. Consultant may use sub-contractors in connection with the services provided under this agreement.

11.	Confidentiality and Internal Use. To the extent that, in connection with this engagement, Consultant comes into possession of any proprietary or confidential information of the Client, Consultant will not disclose such information to any third party without the Client’s written consent, except (a) as may be required by law, regulation, judicial or administrative process, or in accordance with applicable professional standards, or in connection with litigation pertaining hereto, or (b) to the extend such information (i) shall have otherwise become publicly available (including, without limitation, and information filed with any governmental agency and available to the public) other than as the result of a disclosure by Consultant in breach hereof, (ii) is disclosed by the Client to a third party without substantially the same restrictions as set for the herein, (iii) becomes available to Consultant on a non-confidential basis from a source other than the Client which Consultant believes is not prohibited from disclosing such information to Consultant by obligation to the Client (iv) is know by Consultant prior to its receipt from the Client without any obligation of confidentiality with respect thereto, or (v) is developed by Consultant independently of any disclosures made by the Client to Consultant of such information.

12.	Survival and Interpretation. The agreements and undertakings of the Client contained in the engagement letter to which these terms are attached, together with the provisions of Paragraphs 1,2,4,5,6,7,8,9,10,11,12,13,14,15,16 and 17 hereof, shall survive the expiration of termination of this engagement. For purposes of these terms “Consultant” shall mean Craig Conner and in all cases any successor or assignee.

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13.	Assignment. Except as provided below, neither party may assign, transfer or delegate any of its rights or obligations hereunder without the prior written consent of the other party.

14.	Waiver of Jury Trial. Consultant and the Client hereby irrevocable waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether in contract, statute, tort or otherwise) relating to this engagement.

15.	Entire Agreement, Amendment and Notices. These terms, and the engagement letter to which these terms are attached, including exhibits, constitute the entire agreement between Consultant and the Client with respect to this engagement, supersede all other oral and written representations, understandings or agreements relating to this engagement, and may not be amended except b written agreement signed by each of the parties. In the event of any conflict, ambiguity, or inconsistency between these terms and the engagement letter to which these terms are attached, these terms shall govern and control. All notices hereunder shall be (i) in writing, (ii) delivered to the representatives of the parties at the address first set forth above in the engagement letter, unless changed by either party by notice to the other party, and (iii) effective upon receipt.

16.	Governing Law and Severability. These terms, the engagement letter to which these terms are attached, including exhibits, and all matters relating to this engagement (whether in contract, statute, tort (such as negligence), or otherwise), shall be governed by, and construed in accordance with, the laws of the District of Columbia and/or the State of New Jersey. If any provision of such terms or engagement letter is found by a court of competent jurisdiction to be unenforceable, such provision shall not affect the other provisions, but such unenforceable provision shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extend permissible the intent of the parties set forth herein.

17.	Non-exclusivity, Inconsistencies and Entire Agreement. Nothing in the accompanying engagement letter or proposal, including these General Business Terms and Conditions, shall be construed as precluding or limiting in any way the right of Consultant to provide consulting, auditing or other services of any kind or nature whatsoever to any person or entity as Consultant in its sole discretion deems appropriate. In the event of any direct conflict or inconsistency between the provisions set forth in the engagement letter or proposal to which this is appended, the provisions of this engagement letter shall govern. The engagement letter or proposal, including these terms constitute the entire agreement between the Client and Consultant with respect to the matter hereof and supersedes all other oral or written representations, understandings and agreements between the Client and Consultant relating to the services covered by this agreement.

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